Exhibit 99.1 News Release | February 21, 2020 Wells Fargo Reaches Settlements to Resolve Outstanding DOJ and SEC Investigations Related to Historical Community Bank Sales Practices • Settlement includes agreement with DOJ resolving criminal investigation • Resolution also covers DOJ and SEC civil investigations SAN FRANCISCO – February 21, 2020 – Wells Fargo & Company today announced that it has entered into agreements with the United States Department of Justice (DOJ) and the United States Securities and Exchange Commission (SEC) to resolve these agencies’ investigations into the Company’s historical Community Bank sales practices and related disclosures. As part of this resolution, Wells Fargo has agreed to make payments totaling $3 billion. Charlie Scharf, chief executive officer, said: “The conduct at the core of today’s settlements — and the past culture that gave rise to it — are reprehensible and wholly inconsistent with the values on which Wells Fargo was built. Our customers, shareholders and employees deserved more from the leadership of this Company. Over the past three years, we’ve made fundamental changes to our business model, compensation programs, leadership and governance. While today’s announcement is a significant step in bringing this chapter to a close, there’s still more work we must do to rebuild the trust we lost. We are committing all necessary resources to ensure that nothing like this happens again, while also driving Wells Fargo forward.” As the settlement agreements with the DOJ recognize, Wells Fargo cooperated fully with the government’s investigations. Today’s resolution includes:  An agreement with the DOJ that resolves the criminal investigation into sales practice activities in the Community Bank from 2002 to 2016. As part of the agreement, no charges will be filed against Wells Fargo provided Wells Fargo abides by all the terms of the agreement.  A separate settlement agreement that resolves DOJ’s civil investigation.  And a separate administrative order that resolves the SEC’s civil investigation. Wells Fargo has agreed to the establishment of a $500 million Fair Fund for the benefit of investors who were harmed by the conduct covered in the agreement. The Fair Fund is part of the $3 billion settlement. Wells Fargo had fully accrued for the amount of this settlement as of December 31, 2019. © 2020 Wells Fargo Bank, N.A. All rights reserved.

Remedial actions taken by company since 2016 Since 2016, Wells Fargo has made fundamental changes to its leadership, governance, processes, controls and culture to ensure the misconduct that is the subject of today’s actions can never recur. These changes include:  Significant leadership changes: o A new CEO and majority of new members on the Operating Committee, Wells Fargo’s senior-most management committee. o Significant management changes at all levels of the Community Bank, including senior executives.  Reconstitution of a majority of the Board’s independent directors (8 new independent directors), including the majority of Board Committee Chairs.  Elimination of all product-based sales goals that led to this conduct.  Implementation of a new incentive compensation structure for retail bankers that rewards them based on customer outcomes and requires risk accountability at all levels.  Enhancement of the Community Bank’s processes for customer consent and stronger oversight and controls.  Investment of more than 800,000 hours in learning and development for retail bank employees to support cultural, process and policy changes, with training ongoing.  Reorganization and centralization of key Company functions, including Risk, Human Resources, Finance, Technology, and Data.  Even before today’s establishment of the Fair Fund, agreement to pay more than $500 million to customers and investors as remediation for harm that resulted from the historical Community Bank sales practices. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,400 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 260,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Contact Information Media Arati Randolph, 704-383-6996 Arati.randolph1@wellsfargo.com Jennifer Langan, 213-598-1490 Jennifer.L.Langan@wellsfargo.com Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com ### 2 February 21, 2020 | News Release